                                                                     Exhibit 3.1














                           THE SECOND AMENDED AND RESTATED

                         LIMITED LIABILITY COMPANY AGREEMENT

                                          OF

                                  GROVE HOLDINGS LLC

                        (a Delaware limited liability company)




                       ---------------------------------------


                              Dated as of July 31, 1998


                       ---------------------------------------

                                  TABLE OF CONTENTS

ARTICLE I.          FORMATION; NAME; TERM. . . . . . . . . . . . . . . . . . . 1
     1.1       Formation . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2       Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.3       Effective Date; Term. . . . . . . . . . . . . . . . . . . . . . 1
     1.4       Principal Place of Business . . . . . . . . . . . . . . . . . . 1
     1.5       Registered Office . . . . . . . . . . . . . . . . . . . . . . . 2
     1.6       Registered Agent. . . . . . . . . . . . . . . . . . . . . . . . 2
     1.7       Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.8       Authorized Person . . . . . . . . . . . . . . . . . . . . . . . 2
     1.9       Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.10      Powers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II.         INTERESTS; COMMITMENTS; CLOSING; CONTRIBUTIONS . . . . . . 4
     2.1       Capital Contributions . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE III.   DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.1       Distributions . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV.    MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     4.1       Management of the Company . . . . . . . . . . . . . . . . . . . 5
     4.2       Powers of the Management Committee. . . . . . . . . . . . . . . 6
     4.3       Governance. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     4.4       No Management by Other Persons or Entities. . . . . . . . . . . 8
     4.5       By-laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     4.6       Reliance by Third Parties . . . . . . . . . . . . . . . . . . . 8

ARTICLE V.          ACCOUNTING; FINANCIAL AND TAX MATTERS. . . . . . . . . . . 9
     5.1       Accounting Method . . . . . . . . . . . . . . . . . . . . . . . 9
     5.2       Accounting Records. . . . . . . . . . . . . . . . . . . . . . . 9
     5.3       Fiscal Year and Taxable Year. . . . . . . . . . . . . . . . . . 9
     5.4       Financial Statements. . . . . . . . . . . . . . . . . . . . . . 9
     5.5       Bank and Investment Accounts. . . . . . . . . . . . . . . . . .10
     5.6       Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . .10
     5.7       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     5.8       Classification as a Disregarded Entity. . . . . . . . . . . . .11
     5.9       Accounting Decisions. . . . . . . . . . . . . . . . . . . . . .11

ARTICLE VI.    LIABILITY; EXCULPATION; INDEMNIFICATION . . . . . . . . . . . .11
     6.1       Liability of Members. . . . . . . . . . . . . . . . . . . . . .11
     6.2       Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . .11


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     6.3       Duties and Liabilities of Covered Persons . . . . . . . . . .  12
     6.4       Indemnification . . . . . . . . . . . . . . . . . . . . . . .  13
     6.5       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VII.   TERMINATION; DISSOLUTION; LIQUIDATION AND
               WINDING-UP. . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.1       Events of Dissolution . . . . . . . . . . . . . . . . . . . .  14
     7.2       Liquidation and Winding-Up. . . . . . . . . . . . . . . . . .  15
     7.3       Survival of Rights, Duties and Obligations. . . . . . . . . .  15
     7.4       Claims of the Member. . . . . . . . . . . . . . . . . . . . .  16

ARTICLE VIII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.1       Assignments . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.2       Resignation . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.3       Admission of Additional Members . . . . . . . . . . . . . . .  16
     8.4       Liability of Members. . . . . . . . . . . . . . . . . . . . .  16
     8.5       Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.6       Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  16

                        THE SECOND AMENDED AND RESTATED
                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                              GROVE HOLDINGS LLC


       This Second Amended and Restated Limited Liability Company Agreement (this "Agreement") of Grove Holdings LLC, a Delaware limited liability company (the "Company"), is made as of the 31st day of July 1998, by Grove Investors LLC, as member (the "Member" or "Managing Member").

       WHEREAS, the Company was formed under the laws of the State of Delaware by filing a certificate of formation with the Secretary of the State of Delaware pursuant to an Operating Agreement dated as of January 15, 1998 (the "Original Agreement"); and

       WHEREAS, the Company was operating in accordance with the Amended and Restated Limited Liability Company Agreement dated as of April 29, 1998 (the "Amended Agreement"), and the Company wishes to amend and restate the Original Agreement and the Amended Agreement as set forth below:

                                   ARTICLE I.

                             FORMATION; NAME; TERM

       1.1 FORMATION. The Company was formed on January 15, 1998, pursuant to the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the "ACT") upon the filing of the Certificate of Formation with the Secretary of State of Delaware. The Company shall be governed by, and the rights, duties and liabilities of the Member shall be as provided in, the Act and this Agreement.

       1.2  NAME.  The name of the Company shall be "Grove Holdings LLC".
The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Management Committee (as defined in Section 4.1).

       1.3 EFFECTIVE DATE; TERM. This Agreement shall become effective upon the execution of this Agreement by the Member. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the Act and this Agreement or until it is terminated as provided in the Act or this Agreement.

       1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at 1565 Buchanan Trail East, P.O. Box 21, Shady Grove, PA 17256 or at


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

such other or additional place or places as the Managing Member or Management Committee shall determine from time to time. The Company may have other offices, either within or outside of the State of Delaware, at such place or places as the Managing Member or Management Committee may from time to time designate or the business of the Company may require.

       1.5 REGISTERED OFFICE. The address of the Company's registered office in Delaware shall be c/o National Corporate Research, Ltd., 9 East Loockerman Street, Dover, County of Kent, Delaware 19901.

       1.6 REGISTERED AGENT. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware initially is National Corporate Research, Ltd., 9 East Loockerman Street, Dover, County of Kent, Delaware 19901. The Management Committee may at any time and from time to time designate another registered agent.

       1.7 FILINGS. The Managing Member promptly shall cause the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business. All expenses of such filings shall be borne by the Company.

       1.8 AUTHORIZED PERSON. Salvatore J. Bonanno is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company, and any amendments and/or restatements thereof.

       1.9 PURPOSE. The Company is formed for the purpose of, directly or indirectly, engaging in the business of designing, manufacturing, selling and providing customer support for mobile hydraulic cranes, aerial work platforms, truck mounted cranes and similar devices and in any and all activities and transactions which are necessary, convenient, desirable or incidental to the foregoing and in any lawful business, act or activity related thereto as the Management Committee may determine from time to time and for which a limited liability company may be organized under the Act, and in any and all activities necessary, convenient, desirable or incidental to the foregoing.

       1.10 POWERS.  Except as otherwise limited in this Agreement,

            (a) the Company shall have the power and authority to do any and all acts necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 1.9, including:

                 (i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                 (ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                 (iii) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

                 (iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

                 (v) to lend money for any proper purpose, to invest and reinvest funds and to take and hold real and personal property for the payment of funds so loaned or invested;

                 (vi) to sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

                 (vii) to appoint employees and agents of the Company, define their duties and fix their compensation;

                 (viii) to indemnify any Person to the fullest extent permitted by the Act and to obtain any and all types of insurance;

                 (ix) to cease its activities and cancel its Certificate;

                   (x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

                   (xi)   to borrow money and issue evidences of
indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

                   (xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

                   (xiii) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

              (b) The Company, and the Managing Member, on behalf of the Company, may enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member notwithstanding any other provision of this Agreement, the Act or other applicable law. The Managing Member or Management Committee may authorize any Person (including, without limitation, any other Member) to enter into and perform any document on behalf of the Company.

              (c) The Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Act) upon the approval of the Managing Member or the Management Committee.

                                   ARTICLE II.

                INTERESTS; COMMITMENTS; CLOSING; CONTRIBUTIONS

           2.1 CAPITAL CONTRIBUTIONS. The Member shall contribute, transfer, assign and convey (collectively, "CONTRIBUTE"), or cause to be contributed, to the capital of the Company, an amount in cash equal to $120,000,000 in exchange for 100% of the interest (an "Interest") in the Company. The Member will have no interest in specific Company property.

                                ARTICLE III.

                               DISTRIBUTIONS

           3.1     DISTRIBUTIONS.

              (a) The Company shall, to the extent the Managing Member or Management Committee determines that Company has cash available to do so, make quarterly distributions of cash to the Member in an amount equal to (i) the product of (A) the taxable income of the Company and (B) the maximum combined Federal, state and local income tax rates applicable to an individual resident of New York City or Los Angeles, California, whichever is higher, PROVIDED, HOWEVER, that in determining such amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards shall be taken into account, and adjusted to take into account any applicable credits, deductions or other adjustments allowed under both New York and California law to a direct or indirect owner of an Interest in the Company for state and local income tax purposes.

              (b) Additional distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managing Member or Management Committee.

                                   ARTICLE IV.

                                   MANAGEMENT

           4.1     MANAGEMENT OF THE COMPANY.

              (a) The Company shall be managed by a Management Committee. The Management Committee shall manage the Company in accordance with this Agreement and the actions of the Management Committee taken in such capacity and in accordance with this Agreement shall bind the Company.

              (b) The Management Committee shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Management Committee shall be the sole person or entity with the power to bind the Company, except and to the extent that such power is expressly delegated to any other person, committee or entity by this Agreement or by the Management Committee, and such delegation shall not cause the Management Committee to cease being the Management Committee. There shall not be a "manager" (within the meaning of the Act) of the Company.

              (c) The Management Committee may appoint individuals with or without such titles as it may elect, including the titles of Chairman, Chief Executive Officer, Vice President, Treasurer, Assistant Treasurer, Secretary, and Assistant Secretary, to act on behalf of the Company with such power and authority as the Management Committee may delegate in writing to any such persons, and otherwise such officers shall have all the powers and authority customarily exercised by such officers.

              (d) The Management Committee may adopt the By-laws of the Company consistent with this Agreement and the Act.

           4.2 POWERS OF THE MANAGEMENT COMMITTEE. The Management Committee shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done, at the expense of the Company, any and all acts deemed by the Management Committee to be necessary or appropriate to effectuate the business, purposes and objectives of the Company.

              Without limiting the generality of the foregoing, the Management Committee shall have the power and authority to:

              (a) issue from time to time in one or more series of any number of Interests, and with such powers, preferences, rights and qualifications, limitations or restrictions thereof, and such distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions adopted by the Management Committee. Each series of Interests (a) may have such voting rights or powers, full or limited, or may be without voting rights or powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive allocations and distributions (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and allocable and payable in preference to, or in such relation to, the allocations and distributions allocable and payable to any other class or classes or series of Interests; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Company; (e) may be made convertible into or exchangeable for, Interests of any other class or classes or of any other series of the same or any other class or classes of interests of the Company at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Interests of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Interests (including additional Interests of such series or of any other series) and upon the making of allocations or distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding Interests of the Company and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Interests;

              (b) cause the Interests of the Company to be represented by certificates in such form and on the basis of such procedure as shall be approved by the Management Committee, including with respect to the issuance of new certificates to replace lost, destroyed, stolen or mutilated certificates.

              (c) establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to allocations and distributions;

              (d) bring and defend on behalf of the Company actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise; and

              (e) execute all documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company, including, without limitation, all documents, agreements and instruments related to the making of investments of Company funds.

              In connection with the issuance of any Interests as contemplated under Subsection (a) above, the Management Committee is hereby authorized to enter into such amendments or supplements to this Agreement as the Management Committee determines to be necessary or advisable to give effect to such issuance, including to make appropriate adjustments to the total number of Interests outstanding; provided, however, that such adjustments shall not treat Members differently and adversely from the manner in which other Members holding similar Interests are treated.

              The expression of any power or authority of the Management Committee in this Agreement shall not in any way limit or exclude any other power or authority of the Management Committee which is not specifically or expressly set forth in this Agreement.

              Notwithstanding anything in this Agreement to the contrary, all transactions between the Company or any Subsidiary and any Member, its Affiliates or any officer, director, shareholder, partner, member, employee or agent of a Member or an Affiliate of a Member or family members of the foregoing shall be on an arms length basis.

           4.3     GOVERNANCE.

              (a) NUMBER. The Management Committee shall consist of one or more members. Each Management Committee member shall hold office until a successor is elected and qualified or until such member's death, resignation or removal.

              (b) ELECTION. Management Committee members shall be elected by the Managing Member from time to time.

              (c) RESIGNATION. Any Management Committee member may resign at any time upon written notice to the Company.

              (d) REMOVAL. Any or all of the Management Committee members may be removed with or without cause by the Managing Member.

              (e) TIMES AND PLACES OF MEETINGS. The times and places for fixing meetings may be fixed from time to time by the Management Committee.

              (f) QUORUM. A majority of the Management Committee members shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Management Committee.

              (g) ACTION BY MAJORITY VOTE. The act of a majority of the Management Committee members present at a meeting at which a quorum is present shall be the act of the Management Committee.

              (h) ACTION WITHOUT A MEETING. Any action or permitted action required to be taken at any meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a majority of the Management Committee members and such consent is filed with the minutes of the proceedings of the Company.

           4.4 NO MANAGEMENT BY OTHER PERSONS OR ENTITIES. Except and only to the extent expressly delegated by the Management Committee, no person or entity other than the Management Committee shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

           4.5 BY-LAWS. The Member or the Management Committee may adopt by-laws consistent with this Agreement and the Act.

           4.6 RELIANCE BY THIRD PARTIES. Any person or entity dealing with the Company or the Management Committee or a Member, in his capacity as a Member, may rely upon a certificate signed by the Management Committee as to:

              (a)  the identity of the Management Committee or the Member;

              (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Management Committee or the Member or are in any other manner germane to the affairs of the Company;

              (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

              (d) any act or failure to act by the Company as to any other matter whatsoever involving the Company or the Member.

                                  ARTICLE V.

                    ACCOUNTING; FINANCIAL AND TAX MATTERS

           5.1 ACCOUNTING METHOD. The Company shall keep its accounting records and shall report its profits or losses on the accrual method of accounting in accordance with the principles used by the Company for Federal income tax purposes and otherwise in accordance with Generally Accepted Accounting Principles ("GAAP") and, to the extent inconsistent therewith, in accordance with this Agreement.

           5.2 ACCOUNTING RECORDS. The Company shall keep complete and accurate business and accounting records reflecting all transactions of the Company. Such accounting records shall be kept in accordance with the principles used by the Company for Federal income tax purposes and otherwise in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Company shall also keep all records required to be kept pursuant to the Act. The Company's records, together with a copy of this Agreement and of the Certificate, shall be maintained at the principal place of business of the Company and shall be subject to inspection or examination by the Member or Management Committee at all reasonable times for any purpose reasonably related to such Member's or Management Committee's interest in the Company.

           5.3 FISCAL YEAR AND TAXABLE YEAR. The accounting fiscal year (the "Fiscal Year") of the Company shall end on the Saturday closest to the last day of September of each year. The taxable year (the "Taxable Year") of the Company shall end on December 31 of each year. The Fiscal Year and Taxable Year may be changed by the Managing Member or Management Committee.

           5.4     FINANCIAL STATEMENTS.

              (a) As soon as practicable but in any event within 60 days after the end of each of the first three quarters of each Fiscal Year of the Company, the Management Committee or the financial officers of the Company shall prepare quarterly financial statements of the Company (which need not be examined or reported on by an independent certified public accountant), which shall include a balance sheet of the Company as of the end of such fiscal quarter, a statement of net income and net loss for such fiscal quarter and a statement of cash flows of the Company for such fiscal quarter, all in reasonable detail, setting forth in each case in comparative form the information for the corresponding period (or periods) of the previous Fiscal Year.

              (b) As soon as practicable but in any event within 90 days after the close of each Fiscal Year of the Company, the Company shall cause to be prepared the following financial statements, accompanied by the audited report thereon of the independent accountants for the Company: (i) a balance sheet of the Company as at the end of such Fiscal Year; (ii) a statement of net income and net loss for such Fiscal Year; (iii) a statement of cash flows of the Company for such Fiscal Year; and (iv) a statement of the Members' Capital Accounts and changes therein for such Fiscal Year, all in reasonable detail, setting forth in each case in comparative form all the information for the corresponding period (or periods) of the previous Fiscal Year.

           5.5 BANK AND INVESTMENT ACCOUNTS. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Managing Member or Management Committee, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Member or Management Committee. The funds of the Company shall not be commingled with the funds of any Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers of the Company as the Management Committee may designate.

           5.6 TAX MATTERS PARTNER. The "TAX MATTERS PARTNER" (as such term is defined in Section 6231(a)(7) of the Code) of the Company shall be the Managing Member or any successor "tax matters partner" designated by the Managing Member or Management Committee in accordance with this Agreement.

           5.7     TAXES.

              (a) The Company shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any. A copy of such returns shall be furnished to the Member and the Management Committee.

              (b) The Company shall furnish the Member with all Company information required to be reported in the tax returns of the Member for tax jurisdictions in which the Company is considered to be doing business, including a report indicating the

Company's income, gain, credits, losses and deductions within 90 days after the end of the Company's Taxable Year.

              (c) All determinations as to tax elections shall be made by the Tax Matters Partner.

           5.8 CLASSIFICATION AS A DISREGARDED ENTITY. The Member intends that the Company be disregarded as an entity separate from its owner for Federal tax purposes effective as of the date of this Agreement. The Tax Matters Partner shall not file an election for the Company to be taxable as an association and shall, for and on behalf of the Company, take all steps as may be required to maintain the Company's classification as disregarded as an entity separate from its owner for Federal tax purposes.

           5.9 ACCOUNTING DECISIONS. All determinations as to accounting principles shall be made by the Managing Member or Management Committee.

                                   ARTICLE VI.

                    LIABILITY; EXCULPATION; INDEMNIFICATION

           6.1 LIABILITY OF MEMBERS. A Member shall not be personally liable for any debt, obligation or other liability of the Company, whether arising in contract, tort or otherwise, except that a Member shall remain personally liable for the payment of any capital contributions required by
Article III, and as otherwise provided in this Agreement, the Act and any other applicable law.

           6.2     EXCULPATION.

              (a) For purposes of this Agreement, "COVERED PERSON" shall mean any Member, any Affiliate of a Member, any Management Committee member, and any officer, director, shareholder, partner, member, employee or agent of a Member or any Affiliate thereof, and any officer, employee or expressly authorized agent of the Company or its Affiliates.

              (b) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.


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

              (c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

           6.3     DUTIES AND LIABILITIES OF COVERED PERSONS.

              (a) To the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

              (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

              (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (a) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.


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

           6.4     INDEMNIFICATION.

              (a) To the fullest extent permitted by applicable law, the Company shall indemnify any Covered Person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Covered Person is or was a Member, Affiliate, officer, employee or agent of the Company, or that such Covered Person is or was serving at the request of the Company as an Affiliate partner, member, director, officer, trustee, employee or agent of another Person, against all expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other final adjudication adverse to such Covered Person establishes that his or her acts constituted intentional misconduct or gross negligence.

              (b) Any indemnification under subsection (a) of this Section (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Covered Person is proper under the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) of this
Section 6.4. Such determination shall be made by the Member or, if the Member so directs, by independent legal counsel in a written opinion. Any indemnification payment shall be payable only out of and to the extent of the Company's assets, and no Covered Person shall have any liability therefor.

              (c) The Company shall, in the discretion of the Member, pay expenses incurred in defending any action, suit or proceeding described in subsection (a) above (including reasonable legal fees and expenses of counsel and other experts) in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of an undertaking, in form satisfactory to the Managing Member or the Company's legal counsel, to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by paragraph (a) above.

              (d) The indemnification provided by this Section 6.4 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6.4 shall continue as to a Covered Person who has ceased to be a Member, officer, employee or agent (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.


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              (e)  The provisions of this Section 6.4 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 6.4 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No repeal or modification of this Section 6.4 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

           6.5 INSURANCE. The Company may purchase and maintain insurance, to the extent and in such amounts as the Managing Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement. The Managing Member, on behalf of the Company, and/or the Company may enter into indemnity contracts with Covered Person and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 6.4 hereof and containing such other procedures regarding indemnification as are appropriate.

                                   ARTICLE VII.

               TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP

           7.1 EVENTS OF DISSOLUTION. The Company shall be dissolved upon any of the following (each a "DISSOLUTION EVENT"):

              (a)  the entry of a decree of judicial dissolution under
Section 18-802 of the Act;

              (b)  the written consent to a dissolution of the Member;

              (c) the expiration of 60 days after the assignment, sale, transfer or other disposition of all or substantially all of the assets, properties and business of the Company;

              (d) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or any other event that terminates the continued membership of the Member.


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

           7.2 LIQUIDATION AND WINDING-UP. If the Company is dissolved pursuant to Section 7.1, the Company shall be liquidated and wound up in accordance with the Act and the following provisions:

              (a) The financial officers of the Company shall be directed to prepare a balance sheet, income statement and statement of cash flows of the Company in accordance with GAAP as of the date of dissolution and for the period ended on such date, which balance sheet shall be reported upon by the Company's independent public accountants.

              (b) The assets, properties and business of the Company shall be liquidated by the Managing Member as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Managing Member not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (c); PROVIDED, HOWEVER, that the Fair Market Value of such properties and assets, as determined in good faith by the Managing Member, shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

              (c) The proceeds of sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (b) above, and valued at the Fair Market Value thereof as provided in such subsection (b), shall be applied and distributed as follows, and in the following order or priority:

                   (i) FIRST, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for;

                   (ii) SECOND, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Member arising out of, or in connection with, the Company.

                   (iii) THEREAFTER, to the Member.

              (d) A Certificate of Cancellation shall be filed with the Secretary of State of the State of Delaware by the Member.

           7.3 SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.


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           7.4     CLAIMS OF THE MEMBER.  The Member shall look solely to the
Company's assets for the return of its contribution to the Company, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such contribution, the Member shall have no recourse against the Company.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

           8.1 ASSIGNMENTS. The Member may assign in whole or in part its limited liability company Interest.

           8.2     RESIGNATION.  The Managing Member may resign from the
Company.

           8.3 ADMISSION OF ADDITIONAL MEMBERS. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

           8.4 LIABILITY OF MEMBERS. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

           8.5 AMENDMENT. This Agreement may be amended at any time by the Member or the Management Committee.

           8.6 GOVERNING LAW. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

           IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

                             GROVE INVESTORS LLC



                             By:   /s/ Salvatore J. Bonanno
                                   -----------------------------------
                                  Name:     Salvatore J. Bonanno
                                  Title:    Chief Executive Officer




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